Exhibit 99.3

Chesapeake Corporation Declares Dividend

RICHMOND, Va. (April 24, 2002) - The board of directors of Chesapeake Corporation

(NYSE: CSK) today declared a regular quarterly dividend of $0.22 a share on the common stock of the Corporation, payable August 15, 2002 to holders of record at the close of business on July 12, 2002.

Chesapeake Corporation has paid a dividend for 69 consecutive years.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastics packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,800 people worldwide. The company's website address is www.cskcorp.com.